Exhibit 10.1

Lewis B. Campbell Chairman, President and Chief Executive Officer Textron Inc.	40 Westminster St. Providence, RI 02903 Tel: (401) 457-2322 Fax: (401) 457-3682 lcampbell@textron.com

June 26, 2008

Scott C. Donnelly
6450 Given Road
Cincinnati, Ohio 45243

Dear Scott:

I am pleased to offer you the position of Executive Vice President and Chief Operating Officer of Textron Inc., reporting directly to me.  The Board and I believe you have the personal and professional qualifications to make significant contributions to the continued success of Textron and that you will be an excellent leader of the organization as we address the challenges and opportunities facing us.

As Executive Vice President and Chief Operating Officer, you shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to Textron’s By-laws and its organizational structure.

The main features of your compensation package, as approved by the Organization and Compensation Committee of the Board, are summarized below:

•	Base salary of $850,000 per year.

•
An annual incentive award for 2008 (payable in March 2009) under Textron’s annual incentive plan, in an amount determined by the Organization and Compensation Committee by applying the 2008 performance goals and award levels for executive officers to your base salary on a non-prorated basis; but in no event shall your annual incentive award for 2008 be less than $1,320,000.

•
Target awards under Textron’s annual incentive plan for 2009 and subsequent years having a “target” value of at least 90% of base salary, payable upon the attainment of any performance goals established for the year by the Organization and Compensation Committee.  Actual payouts may vary from zero to 200% of your target award each year based on the Organization and Compensation Committee’s determination that Textron has attained these performance goals.  Payouts are made within the first 2½ months after the end of the performance period.

•
A long-term incentive award for 2009 with a value of $3,500,000, and long-term incentive awards for subsequent years as determined by the Organization and Compensation Committee as part of its review of senior management compensation.  Long-term incentive awards will consist of performance shares or performance share units, restricted stock or restricted stock units, stock options, or other equity awards in proportions and subject to vesting requirements and other terms and conditions determined by the Organization and Compensation Committee.  Each component of your 2009 award will be in the same proportions as awarded to me.  At present, awards of restricted stock and restricted stock units include dividend equivalents paid currently in cash.

Scott C. Donnelly
June 26, 2008

•
Effective on the later of July 1, 2008, and three business days after your first day of employment with Textron, three pro-rata awards of performance share units for the award cycles ending in 2008, 2009, and 2010, based on the time remaining within each performance cycle, with a combined value of $2,100,000.  The performance share units will be payable upon the achievement of any performance goals established for the award cycle by the Organization and Compensation Committee.  The award for 2008 also will be subject to a requirement that you not voluntarily terminate your employment with Textron before the first anniversary of the grant date, and will be payable after you satisfy this minimum vesting requirement.  This minimum vesting requirement is mandated by Textron’s 2007 Long-Term Incentive Plan (LTIP), as approved by shareholders.

•
Effective on the later of July 1, 2008, and three business days after your first day of employment with Textron, an initial award of nonqualified stock options with a value of $2,510,000 (determined using standard Towers Perrin methodology), having a 10-year term and an exercise price equal to the fair market value of Textron stock on the grant date, and to become exercisable 20% on first business day of the month on or after the anniversary of the grant date in each year from 2010 through 2014, provided that you are still employed by Textron on each vesting date.  Because the 2007 LTIP limits annual individual grants to 200,000 stock options in any year, your stock option grant will be for a maximum of 200,000 shares.  Any additional amount necessary to reach the $2,510,000 target value will be paid in cash within 30 days after your first day of employment with Textron.

•
A nonqualified pension benefit determined using the benefit formula under the Textron Master Retirement Plan (but without regard to the limits on compensation and benefits imposed by the Internal Revenue Code), taking into account your service with both General Electric and Textron, and using the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan.  This nonqualified pension benefit will become 100% vested upon the earlier of your completion of ten years of service with Textron and your attainment of age 62 while employed by Textron, and will be reduced by the combined value of any benefit you are eligible to receive under (1) a tax-qualified defined benefit plan maintained by General Electric, (2) a tax-qualified defined benefit plan maintained by Textron (before any reduction in your tax-qualified defined benefit to reflect an offset for your account under the Textron Retirement Account Plan), and (3) the Textron Spillover Pension Plan (or any successor nonqualified defined benefit plan maintained by Textron).  The forms of payment and other terms of your nonqualified pension benefit will be as determined by the Board and reflected in a separate document or an appendix to the Textron Spillover Pension Plan.

•
Eligibility to participate in the Deferred Income Plan for Textron Executives, or any successor elective deferred compensation plan offered to Textron’s senior executives.  You would participate in the Deferred Income Plan as a “Schedule A” participant, which is the participation level that applies to Textron’s other senior executives.  The Deferred Income Plan currently provides a matching contribution equal to 10% of any elective deferred income (not including deferrals of base salary) that a Schedule A participant allocates to the Textron stock unit account in the plan.  You would be eligible to receive this matching contribution to the same extent as other Schedule A participants.

•	Eligibility to participate in Textron’s health, disability, life insurance, annual physical, and other welfare benefit programs at the same level as Textron’s other senior executives.

•
Eligibility for four weeks of paid vacation, and for relocation benefits consistent with (and subject to the same tax treatment as) the benefits under Textron’s relocation policy for senior executives.

In recognition of the substantial long-term incentive awards you will forfeit when you leave your current position with General Electric, the Organization and Compensation Committee has approved the following in addition to the compensation described above:

•	A cash payment of $4,100,000, payable in two installments. The first installment of $2,100,000 is to be paid no later than September 30, 2008. The remaining balance of

Scott C. Donnelly
June 26, 2008

$2,000,000 is to be paid no later than February 28, 2009, provided that you are still employed by Textron on December 31, 2008.

•
Effective on the later of July 1, 2008, and three business days after your first day of employment with Textron, an award of restricted stock units with a value of $7,500,000, with 75% of the units vesting ratably on the first business day of the month on or after the anniversary of the grant date in each of 2009, 2010, and 2011, and with the remaining 25% of the units vesting ratably on the first business day of the month on or after the anniversary of the grant date in each of 2012, 2013, and 2016; provided that you are, in each case, still employed by Textron on the vesting date.  The award will be paid to you in shares of Textron stock within 2½ months after the restricted stock units vest.  You will be eligible to receive dividend equivalents paid currently in cash on the entire award.

All equity awards described in this letter will be made under the Textron Inc. 2007 Long-Term Incentive Plan (or under a successor plan), and will be subject to the terms and conditions of the plan and award agreement under which they are granted.  Where the letter specifies a value for an award, the number of shares (or equivalent cash) necessary to provide the specified value will be determined by Towers Perrin, the independent compensation consultant to the Organization and Compensation Committee (or any successor independent compensation consultant to the Committee), using its standard methodology for valuing equity awards.

I am confident that you will have a long and successful career with Textron.  However, in the event that Textron should terminate your employment involuntarily (without Cause), or in the event that you should terminate for Good Reason, you would be entitled to the separation benefits described in Appendix A, which are the same as the separation benefits provided under my employment agreement on the date of this letter.

For purposes of this letter, including determining your entitlement to separation benefits, the terms “Cause,” “Good Reason,” and “Change in Control” have the meanings set forth in Appendix B.  All separation benefits (other than those required by law or vested before your separation) will be subject to your signing a release of claims reasonably acceptable to Textron, an agreement to cooperate in any proceedings relating to matters in which you were involved before your separation, and an agreement to abide by the same covenants (non-competition, non-solicitation, maintaining confidentiality, etc.) that appear in my employment agreement on the date of this letter.

You will be covered by the indemnification provisions of Textron’s By-Laws to the same extent as Textron’s other senior officers.  Textron will cover you under directors and officers liability insurance for bona fide claims based on your actions or failure to act in your capacity as a Textron officer in the same amount and to the same extent as Textron covers its other officers and directors.

If you accept this offer of employment with Textron, Textron agrees to pay your reasonable legal fees and costs (before tax) associated with your reviewing the terms of this offer.

All of the payments and benefits described in this letter are subject to applicable tax withholding, to the terms and conditions of the Textron plans under which they are provided (as amended from time to time), and to the requirements of applicable law.  The dollar amounts and values described in this letter are gross amounts, before any applicable tax or tax withholding.

This offer of at-will employment is subject to Textron’s normal pre-employment requirements, which include verification of employment and a mandatory drug test.  The terms of the offer will be governed by the laws of Delaware.  This offer remains in effect until August 1, 2008. We anticipate that you will start work on or before August 1, 2008.

Scott C. Donnelly
June 26, 2008

I am pleased to offer you this opportunity to join the Textron team and look forward to hearing from you soon.  I assure you of a very warm welcome to Textron.

Sincerely,

/s/ Lewis B. Campbell	Date:	June 30, 2008
Lewis B. Campbell

I have read the foregoing offer of at-will employment.  I understand that this offer is the complete agreement between me and Textron concerning the terms of my employment, and that it replaces any prior agreements or understandings between me and Textron or offers or promises made by Textron.  I agree with, and accept, this offer of employment subject to the terms and conditions detailed in this letter and the attachments.

Signed:	/s/ Scott C. Donnelly	Date:	June 26, 2008
Scott C. Donnelly

APPENDIX A

SEPARATION BENEFITS

The separation benefits referred to in your offer letter are listed in this appendix.  “Regular Separation Benefits” are available if your involuntary termination (not for Cause) or termination for Good Reason occurs at any time other than the Change in Control period described in the following sentence.  “Change in Control Separation Benefits” are available if your involuntary termination (not for Cause) or termination for Good Reason occurs during the period beginning within 180 days before a Change in Control and ending on the second anniversary of the Change in Control.  In all cases, your “separation” means your separation from service within the meaning of section 409A of the Internal Revenue Code.

All of your separation benefits shall be paid at the time and in the form specified for the corresponding benefit in the employment agreement between Textron Inc. and Lewis B. Campbell dated February 26, 2008, which is the version of my employment agreement in effect on the date of this letter.

You are not entitled to receive the separation benefits described in this appendix upon your death while employed by Textron, your total disability, or your voluntary or mandatory retirement at or after reaching age 65.  If your termination occurs for any of these reasons, Textron will pay you (or your designated beneficiary in the event of your death) any compensation you have earned but have not yet received at the time of your death, disability, or retirement, in accordance with Textron’s normal payroll practices and the terms of any benefit plan or program in which you participate.

In addition to the separation benefits summarized below, in the event that you become entitled to payments or benefits that would constitute “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and the value of the parachute payments exceeds 110% of an amount equal to 2.99 times your “base amount” (within the meaning of section 280G(b)(3) of the Internal Revenue Code), you will be entitled to a gross up of any excise tax imposed by section 4999 of the Internal Revenue Code on your parachute payments (and any excise, income, or payroll tax imposed on the initial gross-up payment), calculated and paid as provided in Exhibit A of my employment agreement as in effect on the date of this letter.  If the value of your parachute payments does not exceed 110% of an amount equal to 2.99 times your “base amount,” your parachute payments will be reduced so that they are equal to 2.99 times your “base amount,” as provided in Exhibit A of my employment agreement as in effect on the date of this letter.

Regular Separation Benefits	Change in Control Separation Benefits
Accrued obligations
Compensation previously earned but not yet paid, such as unpaid base salary, unpaid amount of previous year’s annual incentive compensation, and amounts accrued and vested under other benefit plans and programs.

Accrued obligations
Compensation previously earned but not yet paid, such as unpaid base salary, unpaid amount of previous year’s annual incentive compensation, and amounts accrued and vested under other benefit plans and programs.

Regular Separation Benefits	Change in Control Separation Benefits
Pro-rata bonus
A pro-rata portion (based on days employed in the bonus year divided by 365) of the annual bonus for the year of separation (to the extent that applicable corporate performance goals are achieved).

Pro-rata bonus
A pro-rata portion (based on days employed in the bonus year divided by 365) of the greater of (1) your target annual incentive compensation for the year of separation and (2) your actual incentive compensation award for the year ending before the earlier of your separation and the change in control.

Severance pay
Severance pay equal to two times the sum of (1) your annual base salary and (2) the greater of (a) your target annual incentive compensation for the year of your separation and (b) the average of your actual incentive compensation awards for the three most recent years.

Severance pay
Severance pay equal to three times the sum of (1) your highest base salary in effect at any time before your separation, and (2) the greater of (a) your target annual incentive compensation for the year of your separation and (b) the average of your actual incentive compensation awards for the three years ending before the earlier of your separation and the change in control.

Insurance coverage
To the extent eligible at separation, continued participation, at no greater cost (before tax) than you paid as an employee, in Textron’s accidental death and dismemberment coverage and dependent life insurance coverage.

Reimbursement for the cost (before tax) of purchasing the level of company-paid term life insurance and long-term disability insurance coverage you received at your separation.

The continued insurance coverage or reimbursement described in this section will end two years after your separation (or, if earlier, when you become eligible for comparable or better benefits under the plan of a successor employer).

Insurance coverage
To the extent eligible at your separation or the change in control, continued participation, at no greater cost (before tax) than you paid as an employee, in Textron’s accidental death and dismemberment coverage and dependent life insurance coverage.

Reimbursement for the cost (before tax) of purchasing the level of company-paid term life insurance and long-term disability insurance coverage you received at the earlier of your separation and the change in control.

The continued insurance coverage or reimbursement described in this section will end three years after your separation (or, if earlier, when you become eligible for comparable or better benefits under the plan of a successor employer).

Additional pension credit
2½ additional years of age, service, and compensation credit for benefit computation purposes, and 2½ additional years of age credit for purposes of determining eligibility to receive benefits, under any nonqualified defined benefit pension plan in which you participate at your separation.

Additional pension credit
Full vesting and 3 additional years of age, service, and compensation credit for benefit computation purposes under any nonqualified defined benefit pension plan in which you participate at your separation.

Regular Separation Benefits	Change in Control Separation Benefits
Contribution replacement 2 times the maximum annual Textron contribution or match to any defined contribution plan in which you participate at your separation.	Contribution replacement 3 times the maximum annual Textron contribution or match to any defined contribution plan in which you participate at your separation.
Stock option vesting Immediate full vesting of any outstanding stock options that would have vested if you had remained employed for 2 years after your separation.	Equity award vesting Immediate full vesting of any outstanding stock options, restricted stock units, and other equity awards.
Pro-rata payment of performance share units
Subject to the provisions of the 2007 LTIP or successor plan, a pro-rata portion (based on days employed in the performance period divided by total days in the performance period) of any performance share units outstanding at your separation (to the extent that applicable corporate performance goals are achieved). In determining the pro-rata portion of your initial performance share unit awards granted for the award cycles ending in 2008, 2009, and 2010, the number of days constituting the performance period will be measured from the grant date to the last day of the applicable performance period.

Full payment of performance share units
Full vesting and payment of outstanding performance share units, based on actual performance through the change in control and assuming target performance after the change in control.

Vesting of deferred compensation Immediate full vesting of your accounts under Textron’s Deferred Income Plan.	Vesting of deferred compensation [No provision in employment agreement. However, Textron’s Deferred Income Plan currently provides for full vesting upon a change in control.]

Outplacement services
Outplacement services at a level commensurate with your position, including office and secretary, for 1 year after your separation (or, if earlier, until you commence a new full-time job).

APPENDIX B

DEFINITIONS

TERMINATION FOR CAUSE

The executive may be terminated immediately upon written notice by Textron to the executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board of the Cause event and has been approved by at least two-thirds of the Board at a meeting at which the Executive and his counsel had the right to appear and address such meeting after receiving at least five (5) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination.  The term "Cause" shall mean, for purposes of this letter: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron's Business Conduct Guidelines, or (y) any of his fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive's willful failure to attempt to perform his duties or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or inactions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)).  No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron.  Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a change in control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

TERMINATION FOR GOOD REASON

The executive may terminate for Good Reason upon twenty (20) days written notice by the executive to Textron of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such twenty (20) day period.  The term "Good Reason" shall mean, for purposes of this letter, without the executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the executive of duties materially inconsistent with the executive's then authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or any reduction in the executive's then title, position, reporting lines or a material reduction (other than temporarily while disabled or otherwise incapacitated) in his then status, authorities, duties, or responsibilities including but not limited to holding his then position in Textron while Textron is a subsidiary of another entity (holding stock in Textron entitled to at least fifty percent (50%) of the vote for the election of directors) and not holding the same or equivalent position in the ultimate parent entity or, if then a director of Textron, failure to be nominated or reelected as a director of Textron or removal as such; (ii) relocation of the executive from the principal office of Textron (excluding reasonable travel on Textron's business to an extent substantially consistent with the executive's business obligations) or relocation of the principal office of Textron to a location which is at least fifty (50) miles from Textron's current headquarters, provided, however, if the executive at the time of the relocation is not located at the principal office, such relocation provision shall apply based on his then location; (iii) a reduction by Textron in the executive's base salary; (iv) a reduction in the executive's aggregate level of participation in any of Textron's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the executive participated as of August 1, 2008, or, after a change in control, participated immediately prior to the change in control; (v) the failure of Textron to obtain and deliver to the executive a satisfactory written agreement from any successor to Textron to assume and agree to perform the obligations set forth in this letter; or (vi) any other material breach by Textron of this letter.

CHANGE IN CONTROL

A Change in Control of Textron Inc. (the “Company”) shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

(b)
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.